Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
XPO Logistics, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases and its related amendments (Topic 842).

/s/ KPMG LLP

Stamford, Connecticut
April 2, 2021